EX-99.1

Contacts:
Elise Caffrey	Charlie Vaida
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3182
ecaffrey@irobot.com	cvaida@irobot.com

iRobot Appoints Eva Manolis to Board of Directors

BEDFORD, Mass., July 9, 2019 - iRobot Corp. (NASDAQ: IRBT), the leader in consumer robots, today announced the addition of Eva Manolis to its board of directors. Ms. Manolis brings more than 30 years of product development and global ecommerce experience within the consumer technology space to iRobot as the company focuses on growing digital capabilities for its ecosystem of home robots.

Most recently, Ms. Manolis served as vice president of consumer shopping at Amazon.com, Inc. from 2010 - 2016. There, she was responsible for worldwide innovative shopping experiences, including the development of features and services for the company’s mobile app and website on a global scale. At Amazon, Ms. Manolis was successful in developing and growing customer adoption of technologies, products, programs and services across a variety of categories including consumer electronics. Prior to her role as vice president of consumer shopping, Ms. Manolis served as vice president of web and mobile retail applications from 2008 - 2010 and vice president of global retail applications from 2005 - 2008. Ms. Manolis also founded Shutterfly, Inc. in 1999 and served as executive vice president of products, services and strategy until 2002. At Shutterfly, she was responsible for the vision, architecture, design and development of the company’s website from inception to profitability. She currently serves on the board of directors at Shutterfly and Fair Isaac Corporation.

“We are excited to welcome Eva to iRobot’s board of directors,” said Colin Angle, chairman and chief executive officer of iRobot. “Her experience in identifying and developing technologies that address emerging consumer needs, and her ability to invest and build partnerships that expand organizational capabilities, will be a tremendous asset as iRobot continues to grow its product and digital offerings.”

“I am excited to join the board of directors and to work with the leadership team at iRobot,” said Ms. Manolis. “iRobot continues to innovate through the development of new products, technologies and features. I look forward to working with the team to explore new solutions and ways to enhance the customer experience in the years ahead.”

About iRobot Corporation
iRobot, the leading global consumer robot company, designs and builds robots that empower people to do more both inside and outside of the home. iRobot created the home robot cleaning category with the introduction of its Roomba® Robot Vacuum in 2002. Today, iRobot is a global enterprise that has sold more than 25 million robots worldwide. iRobot's product line, including the Roomba and the Braava® family of mopping robots, feature proprietary technologies and advanced concepts in cleaning, mapping and navigation. iRobot engineers are building an ecosystem of robots and technologies to enable the smart home. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to iRobot Corporation's expectations concerning management's plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.